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                                                                       EXHIBIT 3


CONFIDENTIAL

                                 March 15, 1999

InterVoice, Inc.
17811 Waterview Parkway
Dallas, TX 75252

Attention: Rob-Roy Graham
           Chief Financial Officer

Gentlemen:

In connection with a possible transaction between Brite Voice Systems, Inc. (the "Company"), and InterVoice, Inc. ("InterVoice"), each party has requested information concerning the other party. As a condition to each party's furnishing the other with such information, each party agrees to treat any information concerning the other party (whether prepared by itself, its advisors or otherwise) which is furnished to the requesting party by or on behalf of the other party (herein collectively referred to as the "Confidential Evaluation Material") in accordance with the provisions of this letter and to take or abstain from taking certain other actions herein set forth. The term "Confidential Evaluation Material" does not include information which (i) is already in the requesting party's possession, provided that such information is not known by such party to be subject to another confidentiality agreement with or other obligation of secrecy to the other party or a third party, (ii) becomes generally available to the public other than as a result of a disclosure by the other party or the other party's agents or directors, officers, employees or advisors (directors, officers, employees and advisors are individually and collectively referred to herein as "Representatives"), or (iii) becomes available to such party on a non-confidential basis from a source other than the other party or its Representatives, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to the other party or a third party.

Each party hereby agrees that the Confidential Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the parties, and that such information will be kept confidential by each party and its Representatives and agents; provided, however, that (i) any of such information may be disclosed to such party's Representatives who need to know such information for the purpose of evaluating any such possible transaction between the parties (it being understood that such Representatives shall be informed by such party of the confidential nature of such information and shall be directed by such party to treat such information confidentially), and (ii) a disclosure of such information to which the other party consents in writing may be made.

In addition, each party agrees that without the prior written consent of the other party, it will not, and will direct its Representatives not to, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction between the parties of any of the
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InterVoice, Inc.
March 15, 1999
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terms, conditions or other facts with respect to any such possible transaction, including the status thereof.

In the event that one of the parties or its Representatives or agents are requested or required in a judicial, administrative or governmental proceeding to disclose any Confidential Evaluation Material, such party agrees that it will cooperate and provide prompt notice of such request(s) to the other party so that the other party may seek an appropriate protective order and/or waive its compliance with the provisions of this letter. If, in the absence of a protective order or the receipt of a waiver hereunder, such party and its Representatives or agents are nonetheless, in the opinion of its counsel, legally required to disclose Confidential Evaluation Material to any tribunal or else stand liable for contempt or suffer other censure or penalty, such party may disclose such information to such tribunal without liability hereunder provided that such party complies with the notice provisions of this paragraph.

Each party hereby agrees that without the other party's prior written consent, for a period of one year from the date hereof, it will not and its affiliates will not directly solicit for employment, employ or otherwise contract for the services of any person now employed (either as an employee or full time consultant) by the other party who has been involved in discussions regarding the proposed transaction to which this letter relates prior to the public announcement of such transaction.

Although each party will endeavor to include in the Confidential Evaluation Material information known to it which it believes to be relevant for the purpose of the other party's investigation, each party understands that neither the other party nor any of the other party's Representatives will make any representation or warranty as to the accuracy or completeness of the Confidential Evaluation Material except to the extent set forth in a definitive agreement. Each party agrees that neither the other party nor the other party's Representatives shall have any liability to such party or any of its Representatives or advisors resulting from the use of the Confidential Evaluation Material.

In the event that the parties do not proceed with the transaction that is the subject of this letter within a reasonable time, each party shall promptly, and in any event upon request, redeliver to the other party all written Confidential Evaluation Material and any other written material containing or reflecting any information in the Confidential Evaluation Material (whether prepared by itself, its Representatives or agents or otherwise) and will not retain any copies, extracts or other reproductions in whole or in part of such written material. All documents, memoranda, notes and other writings whatsoever prepared by either party or its Representatives or agents based on the information in the Confidential Evaluation Material shall be destroyed.

Each party agrees that unless and until a definitive agreement between the parties, which respect to any transaction referred to in the first paragraph of this letter, has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this or any written or oral expression with respect to such a transaction by
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InterVoice, Inc.
March 15, 1999
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any of its Representatives or agents or any other representative or advisor except, in the case of this letter, for the matters specifically agreed to herein. The agreement set forth in this paragraph may be modified or waived only by separate writing executed by both parties expressly so modifying or waiving such agreement.

InterVoice agrees that until the expiration of one year from the date of this letter, except at the specific written request of the Company, it shall not: (a) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or property of the Company or any of its subsidiaries, (b) propose to enter into, directly or indirectly, any merger or business combination involving the Company or any of its subsidiaries or to purchase, directly or indirectly, a material portion of the assets of the Company or any of its subsidiaries, (c) make, or in any way participate in, directly or indirectly, any "solicitation of proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company or any of its subsidiaries, (d) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the Company or any of its subsidiaries, (e) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (f) disclose any intention, plan or arrangement inconsistent with the foregoing or (g) advise, assist or encourage any other persons in connection with any of the foregoing. InterVoice also agrees during such period not to (i) request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provisions of this paragraph (including this sentence), or (ii) take any action which might require the Company to make a public announcement regarding the possibility of a business combination or merger.

In consideration of the time, effort, and expense to be incurred by InterVoice in connection with the possible transaction during the 45-day period commencing on the date hereof, neither the Company nor any of its Representatives shall directly or indirectly, solicit any offer from, initiate or engage in any discussions or negotiations with, or provide any information to any third party concerning any possible proposal regarding a merger, sale of assets or stock, or other acquisition of the Company or any of its principal assets or businesses. In furtherance of the foregoing, the Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion, or negotiation with any persons conducted heretofore by it or its Representatives and agrees not to release any third party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person who has made, or who may be reasonably be considered likely to make a proposal regarding a merger, sale of assets or stock, or other acquisition of the Company or any of its principal assets or businesses. Notwithstanding the prohibitions contained in the two preceding sentences of this paragraph, the Company and its Representatives may engage in acquisition discussions and negotiations with an unnamed third-party at the meeting scheduled to be held on Thursday, March 18, 1999; provided that the Company shall prior to 5:00 p.m., Dallas, Texas time, on Friday, March 19, 1999 notify
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InterVoice, Inc.
March 15, 1999
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InterVoice that (i) the Company has ceased and terminated discussions and negotiations with such third-party and will comply with the terms and provisions of this letter, in which event this letter shall remain in full force and effect or (ii) the Company intends to continue acquisition discussions and negotiations with such third party, in which event this letter shall become null and void and each party shall be relieved from any further obligations hereunder; provided, however, that no termination of this letter shall terminate or otherwise modify either party's rights or obligations with respect to any Confidential Evaluation Material. The parties agree to include appropriate provisions in any definitive agreement with respect to fiduciary responsibilities of directors of the Company in connection with the contemplated possible transaction.

This letter shall be governed by, and construed in accordance with, the laws of the State of Kansas.

Sincerely,

BRITE VOICE SYSTEMS, INC.



By /s/ GLENN A. ETHERINGTON
   --------------------------------------------
   Name: Glenn A. Etherington
   Title: Chief Financial Officer and Secretary


Agreed and accepted this 15th day of March, 1999


INTERVOICE, INC.


By /s/ ROB-ROY GRAHAM
   --------------------------------------------
   Name: Rob-Roy Graham
   Title: Chief Financial Officer and Secretary